UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2012

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 3.02.             Unregistered Sales of Equity Securities.

On various dates between December 12, 2012 and December 18, 2012, CombiMatrix Corporation (the “Company”) issued an aggregate of 427,878 shares of common stock to accredited investors upon such investors’ successive conversions of an aggregate of $855,548.14 of the stated value of the Company’s Series A 6% Convertible Preferred Stock (the “Series A Stock”), and issued an aggregate of 12,871 shares of common stock to such investors as make-whole dividend payments thereon in satisfaction of the aggregate amount of $100,954.68 in make-whole dividend payments under the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock of the Company (the “Certifcate of Designation”). In connection with the above-described conversions, the investors waived the conditions set forth in the Certificate of Designation relating to the make-whole dividend payments on the shares of Series A Stock being converted such that the make-whole dividend payments could be made by the Company in shares of common stock in accordance with the terms of the Certificate of Designation. As a result of the issuances on December 13, 2012, the Company has issued more than 5% of its outstanding shares of common stock in unregistered transactions in the aggregate since the last report that it filed under Item 3.02 with the Securities and Exchange Commission.

The above-described sales and issuances have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Sections 3(a)(9) and 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated: December 18, 2012	By:	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer